Exhibit 10.7

December 1, 2007

Mr. Michael Griffith

c/o Activision, Inc.

3100 Ocean Park Boulevard

Santa Monica, CA 90405

Re:          Employment Agreement Amendment

Dear Mike:

As you are aware, Activision, Inc. (“Activision”), Vivendi, S.A., a Societe Anonyme organized under the laws of France (“Vivendi”), Vivendi Games Acquisition Company LLC, a limited liability company organized under the laws of the State of Delaware (“Vivendi LLC”), Vivendi Games, Inc., a Delaware corporation (“Games”), and Sego Merger Corporation, a Delaware corporation (“Merger Sub”), have proposed to enter into a Business Combination Agreement (“BCA”) in order to combine the respective businesses of Games and the Company, pursuant to which, among other things, (i) Vivendi shall purchase (the “Share Purchase”) from the Company a number of newly issued shares of common stock, par value $0.000001 per share, of the Company (“Company Common Stock”) and (ii) Merger Sub shall be merged with and into Games (the “Merger” and, together with the Share Purchase, the “Combination Transactions”) pursuant to which (x) each share of common stock, par value $0.01 per share, of Games shall be converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio (as defined in the BCA) and (y) Games shall become a wholly-owned subsidiary of the Activision.

You currently provide services as President and Chief Executive Officer of Activision Publishing, Inc. (the “Company”), a wholly-owned subsidiary of Activision, pursuant to an Employment Agreement between you and the Company, effective as of June 15, 2005 (the “Employment Agreement”). The purpose of this letter agreement (the “Agreement”) is to provide additional inducement for you to remain in the ongoing employ of the Company, and shall serve as an addendum to the Employment Agreement.

All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Employment Agreement. Further, all share quantities referred to in paragraph 1 of this Agreement below are as they were on June 15, 2005 with the understanding that adjustments for stock splits since that date will be applied.

1.             Section 2(e) of the Employment Agreement shall be amended  restated in its entirety as follows:

“(e)         As an inducement to enter into this Agreement, pursuant to the Activision 2003 Incentive Plan (the “Plan”), you will, on or before the Effective Date, be granted a non-qualified stock option (the “Option”) to purchase an aggregate of

1,000,000 shares of Activision’s common stock in two tranches of 350,000 shares each and one tranche of 300,000 shares.

(i)            The first tranche of 350,000 shares covered by the Option shall vest ratably over four years following the Effective Date, with 20% of the amount vesting on June 15, 2006, June 15, 2007 and June 15, 2008, respectively, and 40% vesting on June 15, 2009.

(ii)           The second tranche of 350,000 shares covered by the Option shall vest in its entirety on June 15, 2009 (on a “cliff-vesting” basis), subject to possible earlier vesting in three equal annual installments if Employee shall achieve certain performance objectives to be mutually determined by you and Employer for the fiscal years 2007, 2008 and 2009).

(iii)          The third tranche of 300,000 shares covered by the Option shall vest in its entirety on June 15, 2009 (on a “cliff-vesting” basis).

The Option will have an exercise price per share that will be the fair market value on the grant date and will be governed in all other respects by (and you agree to enter into) Activision’s standard form of stock option agreement for similar grants of “inducement” options.”

2.             The vesting schedule applicable to the restricted stock granted to you pursuant to Section 2(g) of the Employment Agreement shall be amended as follows:

“, which restricted stock grant will vest in two installments, with one-third (⅓) of the shares to vest on the third anniversary of the Effective Date and two-thirds (⅔) of the shares to vest on the fourth anniversary of the Effective Date.”

3.             The reference to Section 9(a) in Section 2(i) of the Employment Agreement shall be interpreted as applying only to a termination of your employment by the Employer for Cause.

4.             Upon consummation of the Combination Transactions (the “Consummation Date”), Acitivision will grant you fifty thousand (50,000) non-qualified options (the “New Options”) to purchase the Common Stock, provided that you are continuously employed by Activision or its subsidiaries and affiliates (the “Company Group”) through the Consummation Date. The New Options will be granted pursuant to, and subject to the terms and conditions of, Activision’s 2007 Incentive Plan (the “2007 Plan”) and Activision’s standard form of executive stock option agreement (the “Option Agreement”). The term of the New Options shall be ten (10) years from the Consummation Date, unless cancelled prior to such date in accordance with the 2007 Plan or the Option Agreement. The exercise price of the New Options shall be the closing price of the Common Stock as quoted on the NASDAQ National Market on the third business day following the Consummation Date. The New Options shall vest in three equal annual installments, with one-third (⅓) of the New Options vesting on each of the first, second and third anniversaries of the Consummation Date, provided that you are continuously employed by the Company Group through the applicable vesting date.

5.             On the Consummation Date, Activision will grant you fifty thousand (50,000) Restricted Stock Units (“RSUs”) provided that you are continuously employed by the Company Group through the Consummation Date. The RSUs will be granted pursuant to, and subject to the terms and conditions of, the 2007 Plan and Activision’s standard form of RSU agreement (the “RSU Agreement”). Each RSU shall represent the right to receive one share of Common Stock. The RSUs shall vest in full on June 30, 2010 (the “Vesting Date”) provided that you are continuously employed by the Company through the Vesting Date.

6.             This Agreement shall become effective on the Consummation Date. In the event that the Combination Transactions are not consummated, this Agreement shall have no force and effect and your Employment Agreement shall remain as in effect on the date of this Agreement. Moreover, you shall have no entitlement to, and neither Activision nor the Company shall be obligated to grant to you, the New Options or the RSUs if the Combination Transactions are not consummated.

7.             Except as otherwise set forth in this Agreement with regard to the terms set forth above, the Employment Agreement and the terms and conditions thereof shall remain in full force and effect.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

Please sign the enclosed copies of this Agreement amendment and return one of them to us to confirm your acceptance and agreement to the foregoing.

ACTIVISION, INC.

/s/ Robert A. Kotick
By: Robert A. Kotick
Chief Executive Officer

ACCEPTED AND AGREED

/s/ Michael Griffith
Michael Griffith
President and Chief Executive Officer